Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-127580 and 333-94121 on Form S-8 and Registration Statement No. 333-139581 on Form S-3ASR of our report dated February 27, 2009, relating to the consolidated financial statements and financial statement schedules of Post Properties, Inc. and Post Apartment Homes, L.P. and the effectiveness of Post Properties, Inc.’s and Post Apartment Home, L.P.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Post Properties, Inc. and Post Apartment Homes. L.P. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

February 27, 2009